EX. 12A- Form of Securities Opinion for TIMOTHY Fund

                                  [LETTERHEAD]

                           DAVID JONES & ASSOC., P.C.
                                    Law Firm

395 Sawdust, # 2148                                          F  (281)  419-0564
The Woodlands, TX  77380                                     P  (281)  419-0584



      djones@40actlaw.com                             sdrake@40actlaw.com
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                                 April 11, 2005

Board of Trustees
Timothy Plan, a Delaware Statutory Trust
1304 West Fairbanks Avenue
Winter Park, FL  32789

Re: Reorganization of the NOAH FUND Equity Portfolio, a series of The NOAH Investment Group, Inc., into the Timothy Plan Large/Mid-Cap Growth Fund, a series of the Timothy Plan

Ladies and Gentlemen:

We have acted as counsel to the Timothy Plan, a Delaware Statutory Trust ("TIMOTHY"), having its principal office in Winter Park, Florida, in connection with the Agreement and Plan of Reorganization (the "Agreement") involving the Timothy Plan Large/Mid-Cap Growth Fund (the "TIMOTHY Fund"), a series of TIMOTHY, and the NOAH FUND Equity Portfolio (the "NOAH Fund"), a series of The NOAH Investment Group, Inc. ("NOAH"). The Agreement provides for a transaction (the "Reorganization") involving (i) the acquisition by TIMOTHY on behalf of the TIMOTHY Fund of substantially all of the property, assets and goodwill of the NOAH Fund in exchange solely for full and fractional shares of beneficial interest, $0.0001 par value, of Class A shares of the TIMOTHY Fund; (ii) the assumption by TIMOTHY on behalf of the TIMOTHY Fund of all of the normal and recognized liabilities of the NOAH Fund as of the Valuation Date (as defined in Section 2 of the Agreement); (iii) the distribution of TIMOTHY Fund shares to the shareholders of the NOAH Fund, without the imposition of any sales charges or commissions, according to their respective interests in complete liquidation of the NOAH Fund; and (iv) the dissolution of NOAH and the NOAH Fund as soon as practicable after the closing (as referenced in Section 2 of the Agreement); all upon and subject to the terms and conditions of the Agreement. This opinion is given pursuant to Section 8(h) of the Agreement.

In rendering this opinion, we have reviewed the following documents and materials:

A.    The Agreement and amendments thereto, if any.

B. The Declaration of Trust of TIMOTHY, all as amended and supplemented to date.

C.    Certain minutes of proceedings of the Board of Trustees of TIMOTHY.

D. The Proxy Statement/Prospectus circulated in connection with the Special Shareholders' Meeting held on May 16, 2005.


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E.    The latest amendment to TIMOTHY's registration statement on Form N-1A, including a prospectus (the "Current Prospectus"), dated May 1, 2004.

We have assumed and therefore have not verified independently the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies. We are relying on certificates of the officers of TIMOTHY, on behalf of the TIMOTHY Fund, with regard to matters of fact and certain certifications and written statements of governmental officials with respect to the good standing of TIMOTHY. Other than our review of the documents set forth above, we have not reviewed any other documents or made any independent investigation for the purpose of rendering this opinion and we make no representations as to the scope or sufficiency of our document review for your purpose.

The opinions hereinafter expressed are subject in all respects to the effects of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and other laws now or hereafter in effect affecting generally the enforcement of creditors' rights and to general equitable principles or any principles of public policy limiting the right to enforce indemnification provisions. In connection with the opinions expressed in paragraph 8 below with respect to the legality, validity and binding nature of the Agreement, we express no opinion as to the remedies conferred upon any party by the Agreement or the remedy which any court, other governmental body or agency or arbitrator may grant, impose or render.

1. TIMOTHY was created as a statutory trust under the laws of the State of Delaware on December 14, 1993, and is validly existing and in good standing under the laws of the State of Delaware;

2. TIMOTHY is authorized to issue an unlimited number of shares of beneficial interest, $0.0001 par value, of the TIMOTHY Fund. Assuming that the initial shares of beneficial interest of the TIMOTHY Fund were issued in accordance with the 1940 Act and TIMOTHY's Agreement and Declaration of Trust and By-Laws, and that all other such outstanding shares of the TIMOTHY Fund were sold, issued and paid for in accordance with the terms of the TIMOTHY Fund's prospectus in effect at the time of such sales, each such outstanding share is validly issued, fully paid, non-assessable and has full voting rights and, except for any shares sold pursuant to the private offering exemption for purposes of raising initial capital, is freely transferable;

3. TIMOTHY is an open-end management investment company of the series type registered as such under the 1940 Act;

4. Except as disclosed in the TIMOTHY Fund's currently effective prospectus, such counsel does not know of any material suit, action, or legal or administrative proceeding pending or threatened against TIMOTHY, the unfavorable outcome of which would materially and adversely affect TIMOTHY or the TIMOTHY Fund;

5. The shares of beneficial interest of the TIMOTHY Fund to be issued pursuant to the terms of Sections 1 and 2 of the Agreement have been duly authorized and, when issued and delivered as provided in this Agreement, will have been validly issued and fully paid and will be non-assessable by TIMOTHY or the TIMOTHY Fund, and to such counsel's knowledge, no shareholder has any preemptive right to subscription or purchase in respect thereof;

6. To such counsel's knowledge, no consent, approval, authorization or order of any court, governmental authority or agency is required for the consummation by TIMOTHY of the transactions contemplated by this Agreement, except such as have been obtained under the 1933 Act, the 1934 Act, the 1940 Act, and Delaware laws (including, in the case of each of the foregoing, the rules and regulations thereunder) and such as may be required under state securities laws;


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7.    Neither the execution, delivery nor performance of this Agreement by
      TIMOTHY violates any provision of its Agreement and Declaration of Trust, its By-Laws, or the provisions of any agreement or other instrument, known to such counsel to which TIMOTHY is a party or by which TIMOTHY is otherwise bound; and

8. This Agreement has been validly authorized, executed and delivered by TIMOTHY and represents the legal, valid and binding obligation of TIMOTHY and is enforceable against TIMOTHY in accordance with its terms.

9. The acquisition by TIMOTHY of substantially all of the assets and the assumption of the liabilities of the NOAH Fund in exchange solely for the TIMOTHY Fund Class A Shares to be issued pursuant to Sections 1 and 2 of the Agreement, followed by the distribution by the NOAH Fund to its shareholders of the TIMOTHY Fund Class A Shares in complete liquidation of the NOAH Fund, will qualify as a reorganization within the meaning of
      Section 368(a)(1)(F) of the Code, and the TIMOTHY Fund and the NOAH Fund will each be a "party to the reorganization" within the meaning of Section 368(b) of the Code;

10. No gain or loss will be recognized by the NOAH Fund upon the transfer of substantially all of its assets to, and the assumption of the liabilities by the TIMOTHY Fund in exchange solely for the voting shares of the TIMOTHY Fund (to be issued in accordance with Sections 1 and 2 hereof) under Section 361(a) and Section 357(a) of the Code;

11. No gain or loss will be recognized by the TIMOTHY Fund upon the receipt by it of substantially all of the assets and the assumption of the liabilities of the NOAH Fund in exchange solely for the voting shares of the TIMOTHY Fund (to be issued in accordance with Section 1 hereof) under
      Section 1032(a) of the Code;

12. No gain or loss will be recognized by the NOAH Fund upon the distribution of the TIMOTHY Fund shares to the NOAH Fund shareholders in accordance with Sections 1 and 2 of the Agreement in liquidation of the NOAH Fund under Section 361(c)(1) of the Code.

13. The basis of the assets of the NOAH Fund received by the TIMOTHY Fund will be the same as the basis of such assets to the NOAH Fund immediately prior to the exchange under Section 362(b) of the Code;

14. The holding period of the assets of the NOAH Fund received by the TIMOTHY Fund will include the period during which such assets were held by the NOAH Fund under Section 1223(2) of the Code;

15. No gain or loss will be recognized by the shareholders of the NOAH Fund upon the exchange of their shares in the NOAH Fund for the voting shares (including fractional shares to which they may be entitled) of the TIMOTHY Fund (to be issued in accordance with Sections 1 and 2 hereof) under
      Section 354(a) of the Code;

16. The basis of the TIMOTHY Fund shares received by the NOAH Fund shareholders in accordance with Sections 1 and 2 hereof (including fractional shares to which they may be entitled) will be the same as the basis of the shares of the NOAH Fund exchanged therefor under Section 358(a)(1) of the Code;

17. The holding period of the TIMOTHY Fund's shares received by the NOAH Fund's shareholders in accordance with Sections 1 and 2 hereof (including fractional shares to which they may be entitled) will include the holding period of the NOAH Fund's shares surrendered in exchange therefor, provided that the NOAH Fund shares were held as a capital asset on the date of the Reorganization under Section 1223(l) of the Code; and


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18.   The TIMOTHY Fund will succeed to and take into account as of the date of the transfer (as defined in Section 1.381(b)-1(b) of the regulations issued by the United States Treasury (the "Treasury Regulations")) the items of the NOAH Fund described in Section 381(c) of the Code.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement of TIMOTHY on Form N-14, and any amendments thereto, covering the registration of the shares of TIMOTHY under the 1933 Act, to be issued in the Reorganization.

This opinion is being provided to you only and may not be published by you or relied upon in any respect by any third party, without the prior written consent of a partner in this law firm.

Very Truly Yours,

DAVID JONES & ASSOC., P.C.


/s/  David D. Jones
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By:  DAVID D. JONES